Exhibit 4.7

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made as of the      day of                   , 19    (the “Date of Grant”) between The Middleby Corporation, a Delaware corporation (the “Company”), and                                  (the “Recipient”) pursuant to the terms of The Middleby Corporation 1989 Stock Incentive Plan, as adopted by the Company and approved by its stockholders to be effective from February 16, 1989 (the “Plan”).

1.             Award.  On the Date of Grant, the Recipient is hereby granted an Option to purchase                  shares of Stock of the Company, pursuant to Article IV of the Plan.

2.             Exercise Price.  The exercise price for Stock purchased upon exercise of the Option is the Fair Market Value of the Stock on the Date of Grant, which is $          per share.

3.             Expiration Date.  The Option shall expire on the tenth anniversary of the Date of Grant or earlier as provided in paragraph 5 below.  Any portion of the Option not duly exercised prior to the expiration date shall lapse, expire and become null and void.

4.             When Exercisable.  The Option shall become exercisable immediately.

5.             Early Expiration.  The Option shall expire early in the following circumstances:

(a)                                  If:  (i) the Recipient dies while employed by the Company or any of its subsidiaries; or (ii) the Recipient’s employment with the Company and all of its subsidiaries terminates by reason of his total and permanent disability, the Option shall expire six months after the date of the Recipient’s termination of employment.  In the case of the Recipient’s death, his successor in interest may exercise the Option.  If the Recipient’s employment terminates by reason of his total and permanent disability and he dies prior to the end of the six-month period following his termination of employment, his successor in interest may exercise the Option, but the period during which the Option may be exercised by his successor in interest will not be extended beyond the six-month period following the Recipient’s termination of employment.

(b)                                 The Option shall expire if and when the employment of the Recipient is terminated for cause.  The employment of the Recipient shall be deemed terminated for cause if the Company in the exercise of good faith judgment determines that the Recipient has been grossly incompetent, grossly negligent or dishonest in the performance of his duties or has been convicted of a felony, whether or not connected with the performance of his duties.  If the Company discovers such incompetence, negligence, dishonesty or conviction or determines that the Recipient should have been terminated for one of such reasons after the Recipient’s employment has terminated for any other reason, the Recipient will nevertheless be deemed to have been terminated for cause.

(c)                                  If the Recipient’s employment with the Company and all of its subsidiaries terminates other than by reason of his death, total and permanent disability or termination for cause, then:  (i) that portion of the Option which, under the provisions of paragraph 4 above, has not become exercisable, shall expire an the date of such termination of employment; and (ii) that portion of the Option which, under the provisions of paragraph 4 above, has become exercisable shall expire 30 days after the date of such termination of employment.

(d)                                 In the event a change of control of the Company has occurred, or the Company determines in good faith that such change of control is likely to occur, the Company may give Recipient written notice thereof, whereupon the Option shall expire upon the latest to occur of (i) the date of change of control, (ii) 30 days after the date such notice is given, or (iii) the expiration date, if any, set forth in such notice.

This paragraph 5 shall never operate to extend the expiration date of the Option beyond the tenth anniversary of the Date of Grant.

6.             Adjustment of Option.  Subject to the other provisions contained in this Agreement, if a merger, consolidation, stock dividend, splitup, combination or exchange of shares, recapitalization or change in capitalization occurs with respect to Stock, the Board may adjust the exercise price and/or the number of shares of Stock that are subject to the Option in reference to Sections 2.2 and 3.1(d) of the Plan.

7.             Fractional Shares.  All entitlements to fractional shares of Stock that may be acquired pursuant to the exercise of the Option will be settled for cash, with the Recipient receiving the difference between the exercise price and the Fair Market Value of the fractional shares on the date of exercise.

8.             Method of Exercise.  The rights represented by this Option shall be exercised, if at all, by a written notice from the exercising party to the Secretary of the Company stating:

(a)                                  the election to exercise those rights;

(b)                                 the number of shares of Stock in respect of which the Option is being exercised, which will not be less than 100 shares except where the Option applies to less than 100 shares, in which case the exercise will apply to the entire Option;

(c)                                  the person(s) in whose name the Stock certificate(s) receivable on exercise of the Option are to be registered; and

(d)                                 the address and Social Security Number of each such person.

The notice shall be signed by the person(s) entitled to exercise the Option, shall be accompanied by payment in full of the exercise price, and, if the Option is being exercised by a person or persons other than the Recipient, shall be accompanied by proof, satisfactory to the Company, of the right of such person(s) to exercise the Option.  The notice of exercise shall not be effective unless it complies with all of the foregoing requirements, and shall not be effective until received by the Secretary of the Company.  Payment of the exercise price shall be by certified or cashier’s check or any other method of payment which the Company in its sole discretion may accept.

The Company may require the person(s) exercising an Option to make any representation, warranty or undertaking required by any applicable law or regulation.

9.             Withholding.  The Recipient, for himself and any successor in interest, hereby authorizes his employer or the Company to withhold in accordance with applicable law from any compensation payable to him (other than shares of Stock that are acquired through exercise of the Option) any taxes required to be withheld by federal, state or local law as a result of the exercise of an Option.  Alternatively, the Recipient or his successor in interest may tender to the Recipient’s employer, cash in an amount equal to the taxes that the employer is required to withhold in connection with the exercise of the Option.  The Company may refuse to honor the exercise of any part of the Option to the extent that payment of the withholding obligation of the Recipient’s employer has not been provided for by the Recipient or his successor in interest.

10.           Nature of Option.  The Option awarded hereunder is in the nature of a nonstatutory stock option and is not intended to be an “incentive stock option”, as that term is used and defined in Section 422A of the Internal Revenue Code of 1986, as the same may from time to time be amended (the “Code”).

11.           Option Subject to Plan.  The provisions of the Plan as now or hereafter in effect are hereby incorporated in this Agreement by reference as though, fully set forth herein.  The Recipient acknowledges that he has received, reviewed and understands the Plan.  The Recipient understands that the Board’s decision on any matter arising under the Plan is conclusive and binding and the Recipient hereby agrees to recognize and defer to the Board’s authority.

12.           No Guarantee or Implied Contract.  Nothing in this Agreement or in the Option wall be deemed to constitute a guarantee or promise of the continued employment of the Recipient, of a continued compensation level for the Recipient or of a continued level of authority or position of the Recipient with his employer.  Nothing in the Agreement or in the Option will be deemed the Company’s guarantee of a specific tax result for the Recipient with respect to the giant or exercise of the Option or the retention or sale of Stock acquired through exercise of the Option.

13.           Restriction on Sale of Stock.  The resale of Stock acquired through the exercise of an Option will be governed by the provisions of applicable securities law and the rules of any exchange upon which Stock is traded.  The Company will not be obligated to register Stock acquired through the exercise of an Option or to take any other action to exempt such Stock from any restrictions upon resale.

14.           Limitation on Post-Exercise Rights.  Neither the Recipient nor his successor in interest will have any rights as a stockholder with respect to the Stock issuable upon exercise of the Option until certificates for such stock shall have been delivered to him after the exercise of an Option.  Upon exercise of the Option, no certificates will be delivered until the shares represented by such certificates have been listed on all stock exchanges on which the Stock is then listed. The Company agrees to use good faith efforts to cause such shares to be so listed.

Certificates representing such shares may bear such legends regarding limited transferability under applicable securities laws as the Company may require.

15.           Amendment and Termination.  This Agreement may be amended or terminated at any time, but only in writing signed by the Company and the Recipient.

16.           Definitions.  Unless redefined herein, all terms defined in the Plan have the same meaning when used in this Agreement.

THE MIDDLEBY CORPORATION

By:
Title:

RECIPIENT: